INTERCREDITOR AGREEMENT

June 3, 2008

THIS AGREEMENT is made by and between (a) YA Global Investments, L.P. (the "Lender"), a Cayman Island exempt limited partnership having an office at 101 Hudson Street, Suite 3700, Jersey City, New Jersey 07303, (b) Wherify Wireless, Inc., a Delaware corporation, and Wherify California, Inc., a California corporation (collectively, the “Borrower”), both with offices at 63 Bovet Road, #521, San Mateo, California 94402-3104 and (c) Laidlaw Holdings PLC ("Laidlaw"), a United Kingdom corporation with offices at 90 Park Avenue, New York, New York 10016), and the purchasers of the Bridge Loan(s) as defined below (collectively, with Laidlaw, the “Laidlaw Persons”).

In consideration of the mutual covenants contained herein and benefits to be derived herefrom,

WITNESSETH:

1.	DEFINITIONS.

As used herein, the following terms have the following meanings or are defined in the provision of this Agreement so indicated:

“150K Loan”: That certain loan arrangement by and between Laidlaw and the Borrower in a principal amount of up to $150,000.00.

"Borrower": Defined in Preamble.

"Business Day": Any day, other than (a) any Saturday or Sunday and (b) any day on which banks in Jersey City, New Jersey are not open to the general public for the purpose of conducting commercial banking business.

“Bridge Loan(s)”: A loan or loans that may be made by the Laidlaw Persons to the Borrower in an aggregate principal amount of up to $800,000.00, evidenced by documents in the forms collectively attached hereto as Exhibit “A”.

"Business Day": Any day, other than (a) any Saturday or Sunday and (b) any day on which banks in Jersey City, New Jersey are not open to the general public for the purpose of conducting commercial banking business.

"Collateral Interest": Any encumbrance, including, without limitation, any security interest, mortgage, deed of trust, voluntary lien or any security interest, mortgage, deed of trust or lien granted to the Parties by the Borrower.

1

“Forbearance Agreement”: That certain Forbearance Agreement by and among the Borrower, Wherify California, Inc., and Lender dated as of May 16, 2008, a copy of which is annexed as Exhibit V to the Purchase Agreement.

“Forbearance Period”: As defined in the Forbearance Agreement.

“Laidlaw”: Defined in the Preamble.

“Laidlaw Persons”: Defined in the Preamble.

"Lender": Defined in the Preamble.

"Liquidation": The exercise by a Party of any rights upon default as a secured creditor seeking to collect or realize upon a Collateral Interest granted by the Borrower to that Party.

"Party; Parties": Lender, Laidlaw and Laidlaw Persons.

“Purchase Agreement” means the Bridge Note and Warrant Purchase Agreement by and between Laidlaw and the Borrower (and any other Laidlaw Person), dated the date hereof.

"Shared Collateral": Those present and future assets of the Borrower in which the Parties, at any time, have been or are granted Collateral Interests.

"UCC": The Uniform Commercial Code as in effect in New York.

2.	CROSS CONSENTS.

(a) Lender acknowledges and consents to the Borrower’s creation of Collateral Interests in the Shared Collateral in favor of the Laidlaw Persons.

(b) The Laidlaw Persons consent to the Borrower’s creation of Collateral Interests in the Shared Collateral in favor of Lender.

3.	RELATIVE PRIORITIES.

(a) Notwithstanding the order of creation, attachment, perfection, or the ordering of the filing of any financing statement or other instrument to reflect or evidence the Collateral Interests of the Parties in and to the Shared Collateral, but subject to Section 3(b), below, the relative priorities of the Parties in and to the Shared Collateral and all proceeds thereof are as follows:

First: Laidlaw Persons (but only to the extent necessary to repay the principal amount outstanding, accrued but unpaid interest and any fees and expenses in respect of the Bridge Loan(s)).

Second: Lender

(b) The relative priorities set forth above are intended as an agreement between the Parties hereto and are not for the benefit of any third party. Such agreement by the Parties assumes the due creation, attachment, and perfection of the Collateral Interests of each of the Parties in such collateral and that such Collateral Interests are not subject to avoidance, equitable subordination, invalidation, or the like. Neither Party shall challenge such due creation, attachment, or perfection of the Collateral Interests granted to, or any guaranty executed in favor of, the other Party by the Borrower, nor seek to have any such Collateral Interests avoided, set aside, or (other than solely to implement the relative priorities set forth in Section 3(a) above) subordinated to the other. Without limiting the foregoing sentence, in the event of any judicial determination that such due creation, attachment, or perfection is invalid, legally insufficient, or otherwise avoidable with respect to any asset comprising the Shared Collateral, and in the event of the avoidance, setting aside, or (other than in a manner which reflects the relative priorities set forth in Section 3(a), above) subordination of any Party’s Collateral Interests, the agreement of the Parties set forth above with respect to the relative priorities of the Parties in and to that asset shall terminate.

4.           STANDSTILL. Laidlaw Persons agree that they will not, directly or indirectly, take any action to accelerate or demand payment by Borrower, to exercise any of its remedies against the Borrower, to initiate any reorganization of, or litigation against, Borrower, or to foreclose or otherwise realize on any security given by Borrower or any other person to secure the Bridge Loan(s) (“Legal Action”); provided, however, that notwithstanding anything to the contrary provided herein, this Section 4 shall automatically and without any further action become null, void and of no effect and Laidlaw Persons shall be entitled to take Legal Action at any time and from time to time if the Lender has not initiated Legal Action against the Borrower on or before one hundred eighty (180) days following notice by the Laidlaw Persons to the Lender of an event of default under the Bridge Loan(s).

5.	LIQUIDATIONS. Subject to the provisions of Section 4:

(a) The Lender shall control any and all Liquidations in its sole and exclusive discretion and Laidlaw Persons shall cooperate with the Lender in connection with the Lender’s conduct of a Liquidation; provided, however, Lender shall remit any proceeds of such Liquidations, net of the reasonable costs and expenses of collection of the same, in accordance with the priorities set forth herein and Laidlaw shall receive from the Lender copies of any notices provided by the Lender to the Borrower in connection with any such Liquidation when such notices are provided to the Borrower.

(b) Laidlaw Persons shall have no right or authority to commence, control, or otherwise direct or control a Liquidation.

(c) Proceeds of any Liquidation shall be distributed in accordance with the relative priorities set forth in Section 3(a). Laidlaw Persons acknowledge and agree that (i) all such distributions shall be made to Laidlaw on behalf of the Laidlaw Persons, (ii) Laidlaw will have the responsibility of distributing such proceeds among the Laidlaw Persons, and (iii) once the Lender has made such distribution to Laidlaw in accordance with the provisions hereof, the Lender shall have no further duty or obligation to the Laidlaw Persons with respect to such proceeds.

6.	BRIDGE LOAN REFINANCING; LENDER’S RIGHT TO PURCHASE.

(a) The Parties acknowledge that the Borrower has refinanced the $150K Loan with the first proceeds of the Bridge Loan(s) with the Laidlaw Persons, and the Lender hereby consents to such Bridge Loan(s), and the repayment of the $150K Loan (including accrued but unpaid interest thereon) from the first proceeds thereof, and that the Bridge Loan(s) will be secured by a first priority security lien on the Collateral Interest having priority over the Borrower’s obligations to the Lender, but only if the Bridge Loan(s) are made pursuant to documentation in the same form and upon the same terms as the documentation attached hereto as Exhibit “A”. Laidlaw Persons and the Borrower covenant and agree that the Borrower and Laidlaw Persons shall not enter into any loans or other financing arrangements other than the Bridge Loan(s), without the prior written consent of the Lender, and that, other than the Bridge Loan(s), no other loans, debts, obligations, or liabilities, whether now existing or hereafter arising of the Borrower to the Laidlaw Persons or any of their affiliates, shall have priority over the Borrower’s obligations to the Lender or the security interests granted to the Lender to secure the same.

(b) On or before the earlier of (i) sixty (60) days after receipt by Laidlaw of written notice that the Forbearance Period has terminated or expired, and (ii) November 30, 2008, the Lender may purchase the Bridge Loan(s), in whole and not in part, from the Laidlaw Persons on a non-recourse basis pursuant to customary assignment documentation for an amount (the “Purchase Price”) equal to the sum of (i) the lesser of (x) $800,000.00 or (y) the aggregate outstanding principal amount of the Bridge Loan(s) plus (ii) all accrued but unpaid interest upon the principal balance of the Bridge Loan(s) through and including the date of the termination or expiration of the Forbearance Period. By executing a copy of this Agreement where indicated below, the Borrower hereby expressly consents to such assignment of the Bridge Loan(s).

7.            INSURANCE PROCEEDS.  If Laidlaw Persons or Lender shall receive any check, draft, or other payment or funds with respect to which it is named as payee, and, in accordance with the terms of this Agreement, such check, draft, or other payment or funds represents insurance proceeds of Shared Collateral in which the other Party has a first priority Collateral Interest, the Party receiving such check, draft, or other payment or funds shall hold the same in trust for such other Party and promptly shall deliver such check, draft, or other payment or funds to such other Party in the form received, without recourse.

8.	NOTICES.

(a) Each Party shall provide the other Party with written notice of the acceleration of the Borrower’s indebtedness to that Party, and of the initiation of any Liquidation (which written notice shall include, with reasonable particularity, the facts and circumstances giving rise to such acceleration or initiation).

(b) All notices and other correspondence with respect to this Agreement shall be given to the following addresses:

If to Lender:	YA Global Investments, L.P.
101 Hudson Street, Suite 3700
Jersey City, New Jersey 07303
Attn: Mark Angelo
Phone: (201) 985-8300

Copy to:	David Gonzalez, Esq.
101 Hudson Street, Suite 3700
Jersey City, New Jersey 07303
Phone: (201) 985-8300
Facsimile: (201) 985-8266

If to Laidlaw	Theodore Fowler
Or Laidlaw	Laidlaw & Company (UK) Ltd.
Persons:	90 Park Avenue - 31st Floor
New York, New York 10016
Phone: (212) 697-5200
Fax: (212) 297-0670

Copy to:	Lawrence G. Nusbaum, III, Esq.
Gusrae, Kaplan, Bruno & Nusbaum PLLC
120 Wall Street - 11th Floor
New York, New York 10005
Phone: (212) 269-1400
Fax: (212) 809-5449

(c) Any Party may change its address on not less than seven (7) days prior written notice to the other Party given by certified mail, return receipt requested.

(d) Notices shall be deemed made, and correspondence received, as follows:

(i) By certified mail: the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.

(ii) By nationally recognized overnight express delivery: the Business Day, when delivered. Otherwise, at the opening of the then next Business Day.

(iii) By hand: If delivered during customary business hours on a Business Day, when delivered. Otherwise, at the opening of the then next Business Day.

(iv) By telephone facsimile transmission (effective only if the subject transmission is electronically "tagged" as having emanated from the offices of the person who is purported to be providing such notice): If sent by 4:00 p.m. (based upon the time in effect at the recipient of the subject facsimile) on a Business Day, on the Business Day when sent. Otherwise, at the opening of the then next Business Day.

9.	MISCELLANEOUS.

(a) In the determination of any notice or other period of time prescribed or allowed hereunder, unless otherwise provided:

(i) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day; and

(ii) the period so computed shall end at 5:00 P.M. on the relevant Business Day.

(b) This Agreement shall be binding upon, and inure to the benefit of, the respective successors, representatives, and assigns of the Parties. No party will assign, transfer, or participate that Party’s rights to repayment from the Borrower without such assignment, transfer, or participation being expressly subject to the terms and provisions of this Agreement.

(c) This Agreement shall continue to be effective or reinstated, as the case may be, if at any time payment of any claim of any Party is rescinded or must otherwise be returned as a result of the insolvency, bankruptcy or reorganization of the Borrower, all as though such payment had not been made. Except as provided in Section 3(b), all agreements and obligations of the Parties hereunder shall remain in full force and effect irrespective of (i) any lack of validity or enforceability any claim of either Party against the Borrower or with respect to any of the Shared Collateral; or (ii) any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Borrower.

(d) This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable legal fees and expenses.

(e) The foregoing constitutes the complete agreement between the parties with respect to the matters contained therein and may not be amended, modified, waived, or terminated except by written agreement executed on behalf of each of the Parties.

(f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

“LENDER”

YA GLOBAL INVESTMENTS, L.P.
By: Yorkville Advisors, LLC
Its: Investment Manager

By:

Title:

“LAIDLAW PERSONS”

LAIDLAW HOLDINGS PLC

By:

Title:

Name:

Name:

AGREED TO:

WHERIFY WIRELESS, INC.

By:

Title:

WHERIFY CALIFORNIA, INC.

By:

Title: